Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William P. Hornby, CPA
whornby@centurybank.com

Phone:	781-393-4630

Fax:	781-393-4071

CENTURY BANCORP, INC. ANNOUNCES INCREASED EARNINGS FOR Q2 2020, UP 6.2%; ASSET GROWTH TO RECORD $5.9 BB; INCREASE IN QUARTERLY DIVIDEND DECLARED

Medford, MA, July 14, 2020—-Century Bancorp, Inc. (NASDAQ:CNBKA) (www.centurybank.com) (“the Company”) today announced net income of $19,722,000 for the six months ended June 30, 2020, or $3.54 per Class A share diluted, an increase of 4.4% compared to net income of $18,884,000, or $3.39 per Class A share diluted, for the same period a year ago. Total assets increased 8.3% from $5.49 billion at December 31, 2019 to $5.95 billion at June 30, 2020. For the quarter ended June 30, 2020, net income totaled $10,056,000 or $1.81 per Class A share diluted, an increase of 6.2% compared to net income of $9,466,000, or $1.70 per Class A share diluted, for the same period a year ago.

The Company’s Board of Directors voted to increase its regular quarterly dividend from 12.00 cents ($0.12) per share to 14.00 cents ($0.14) per share on the Company’s Class A common stock, and from 6.00 cents ($0.06) per share to 7.00 cents ($0.07) per share on the Company’s Class B common stock. The dividends were declared payable August 17, 2020 to stockholders of record on August 3, 2020. This represents the first dividend increase since 2003.

Net interest income totaled $51.0 million for the six months ended June 30, 2020 compared to $46.7 million for the same period in 2019. The 9.3% increase in net interest income for the period is primarily due to a decrease in interest expense as a result of falling interest rates. Prepayment penalties collected amounted to approximately $874,000 for the first six months of 2020 compared to $13,000 for the same period last year. The net interest margin decreased from 2.09% on a fully tax-equivalent basis for the first six months of 2019 to 2.04% for the same period in 2020. This was primarily the result of increased margin pressure during the recent decrease in interest rates across the yield curve. The average balances of earning assets increased for the first six months of 2020 compared to the same period last year, by $456.9 million or 9.2%, combined with an average yield decrease of 0.42%, resulting in a decrease in interest income of $2.9 million. The average balance of interest-bearing liabilities increased for the first six months of 2020 compared to the same period last year, by $373.1 million or 9.3%, combined with an average interest-bearing liabilities interest cost decrease of 0.47%, resulting in a decrease in interest expense of $7.2 million.

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The provision for loan losses increased by $2,150,000 from $625,000 for the six months ended June 30, 2019 to $2,775,000 for the same period in 2020, primarily as a result of the economic uncertainties associated with the novel coronavirus disease (COVID–19) pandemic and increased loan balances.

The Company’s effective tax rate increased from 0.8% for the six months ended June 30, 2019 to 7.8% for the same period in 2020. This was primarily as a result of an increase in taxable income relative to total income and a reduction in tax accruals, during 2019, related to sequestration of the refundable portion of our alternative minimum tax (AMT) credit carryforward. On January 14, 2019, the IRS updated its announcement “Effect of Sequestration on the Alternative Minimum Tax Credit for Corporations” to clarify that refundable AMT credits under Section 53(e) of the Internal Revenue Code are not subject to sequestration for taxable years beginning after December 31, 2017. On March 27, 2020, the Coronavirus, Aid, Relief and Economic Security (CARES) Act was signed into law. As a result of the CARES Act, the full balance of the AMT credit will be refunded in 2020.

At June 30, 2020, total equity was $352.2 million compared to $332.6 million at December 31, 2019. The Company’s equity increased primarily as a result of earnings, offset somewhat by dividends paid.

The Company’s leverage ratio stood at 6.92% at June 30, 2020, compared to 7.25% at December 31, 2019. The decrease in the leverage ratio was due to an increase in quarterly average assets, offset somewhat by an increase in stockholders’ equity. Book value as of June 30, 2020 was $63.26 per share compared to $59.73 at December 31, 2019.

The Company’s allowance for loan losses was $32.5 million or 1.16% of loans outstanding at June 30, 2020 compared to $29.6 million or 1.22% of loans outstanding at December 31, 2019, and $29.1 million or 1.26% of loans outstanding at June 30, 2019. The ratio of the allowance for loan losses to loans outstanding has decreased from December 31, 2019, primarily from approximately $230 million of Payroll Protection Program (PPP) loans that are guaranteed by the U.S. Small Business Administration (SBA), which require no allowance for loan losses. This was offset, somewhat, by increased allocations for economic factors associated with the COVID-19 pandemic. Nonperforming assets totaled $1.5 million at June 30, 2020, compared to $2.0 million at December 31, 2019, and $5.0 million at June 30, 2019. Nonperforming assets decreased from the same period last year, mainly as a result of the resolution of one residential real estate property during the third quarter of 2019.

The CARES Act also allows companies to delay Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments (CECL), including the current expected credit losses methodology for estimating allowances for credit losses. The Company has elected to delay FASB ASU 2016-13. This ASU will be delayed until the earlier of the date on which the national emergency concerning the COVID–19 outbreak declared by the President on March 15, 2020 terminates or December 31, 2020, with an effective retrospective implementation date of January 1, 2020.

The Company, through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-seven full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.

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Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

Century Bancorp, Inc. and Subsidiaries

Consolidated Comparative Statements of Condition (unaudited)

(in thousands)

	June 30,	December 31,
	2020	2019
Assets
Cash and Due From Banks	$78,159	$44,420
Federal Funds Sold and Interest-bearing Deposits In Other Banks	150,139	214,273
Securities Available-for-Sale (AFS)	302,882	262,190
Securities Held-to-Maturity	2,427,422	2,351,120
Federal Home Loan Bank of Boston stock, at cost	13,371	19,471
Loans:
Commercial & Industrial	1,155,592	812,417
Municipal	153,017	120,455
Construction & Land Development	6,513	8,992
Commercial Real Estate	764,886	786,102
Residential Real Estate	400,867	371,897
Consumer and Other	19,857	21,893
Home Equity	297,355	304,363

Total Loans	2,798,087	2,426,119
Less: Allowance for Loan Losses	32,516	29,585

Net Loans	2,765,571	2,396,534
Bank Premises and Equipment, net	36,290	33,952
Accrued Interest Receivable	12,090	13,110
Goodwill	2,714	2,714
Other Assets	158,356	154,640

Total Assets	$5,946,994	$5,492,424

Liabilities
Demand Deposits	$985,491	$712,842
Interest Bearing Deposits:
Savings and NOW Deposits	1,967,783	1,678,250
Money Market Accounts	1,548,198	1,453,572
Time Deposits	610,496	555,447

Total Interest Bearing Deposits	4,126,477	3,687,269

Total Deposits	5,111,968	4,400,111
Borrowed Funds:
Securities Sold Under Agreements to Repurchase	204,972	266,045
Other Borrowed Funds	152,485	370,955

Total Borrowed Funds	357,457	637,000
Other Liabilities	89,284	86,649
Subordinated Debentures	36,083	36,083

Total Liabilities	5,594,792	5,159,843
Total Stockholders’ Equity	352,202	332,581

Total Liabilities & Stockholders’ Equity	$5,946,994	$5,492,424

Century Bancorp, Inc. and Subsidiaries

Consolidated Comparative Statements of Income (unaudited)

For the quarter and six months ended June 30, 2020 and 2019

(in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Interest Income:
Loans	$19,848	$21,680	$42,047	$42,989
Securities Held-to-Maturity	15,222	14,595	30,515	28,383
Securities Available-for-Sale	982	2,490	2,675	5,121
Federal Funds Sold and Interest-bearing Deposits In Other Banks	68	927	678	2,276

Total Interest Income	36,120	39,692	75,915	78,769
Interest Expense:
Savings and NOW Deposits	2,118	5,877	5,843	11,343
Money Market Accounts	3,462	5,412	9,034	10,755
Time Deposits	3,111	2,893	6,283	5,686
Securities Sold Under Agreements to Repurchase	309	490	935	875
Other Borrowed Funds and Subordinated Debentures	1,302	1,770	2,801	3,422

Total Interest Expense	10,302	16,442	24,896	32,081
Net Interest Income	25,818	23,250	51,019	46,688
Provision For Loan Losses	1,700	250	2,775	625

Net Interest Income After Provision for Loan Losses	24,118	23,000	48,244	46,063
Other Operating Income:
Service Charges on Deposit Accounts	2,023	2,282	4,319	4,491
Lockbox Fees	924	992	1,854	2,081
Net Gain on Sales of Loans	—	139	—	154
Other Income	1,094	1,584	2,178	2,698

Total Other Operating Income	4,041	4,997	8,351	9,424
Operating Expenses:
Salaries and Employee Benefits	10,287	10,916	21,658	21,951
Occupancy	1,456	1,522	2,971	3,223
Equipment	962	795	1,799	1,578
Other	4,337	5,031	8,787	9,702

Total Operating Expenses	17,042	18,264	35,215	36,454

Income Before Income Taxes	11,117	9,733	21,380	19,033
Income Tax Expense	1,061	267	1,658	149

Net Income	$10,056	$9,466	$19,722	$18,884

Century Bancorp, Inc. and Subsidiaries

Consolidated Year-to-Date Average Comparative Statements of Condition (unaudited)

(in thousands)

	June 30, 2020	June 30, 2019
Assets
Cash and Due From Banks	$76,264	$74,948
Federal Funds Sold and Interest-Bearing Deposits in Other Banks	220,008	189,568
Securities Available-For-Sale (AFS)	282,092	340,664
Securities Held-to-Maturity (HTM)	2,335,136	2,121,043
Total Loans	2,577,120	2,306,165
Less: Allowance for Loan Losses	30,621	28,864

Net Loans	2,546,499	2,277,301
Unrealized (Loss)Gain on Securities AFS and HTM Transfers	(3,248)	(3,560)
Bank Premises and Equipment	35,895	24,483
Accrued Interest Receivable	12,653	14,167
Goodwill	2,714	2,714
Other Assets	163,547	134,524

Total Assets	$5,671,560	$5,175,852

Liabilities
Demand Deposits	$841,339	$759,653
Interest Bearing Deposits:
Savings and NOW Deposits	1,839,771	1,834,278
Money Market Accounts	1,530,442	1,270,952
Time Deposits	598,669	509,710

Total Interest Bearing Deposits	3,968,882	3,614,940

Total Deposits	4,810,221	4,374,593
Borrowed Funds:
Securities Sold Under Agreements to Repurchase	226,518	181,252
Other Borrowed Funds	169,258	195,318

Total Borrowed Funds	395,776	376,570
Other Liabilities	87,589	79,440
Subordinated Debentures	36,083	36,083

Total Liabilities	5,329,669	4,866,686
Total Stockholders’ Equity	341,891	309,166

Total Liabilities & Stockholders’ Equity	$5,671,560	$5,175,852

Total Average Earning Assets - QTD	$5,635,101	$4,965,815

Total Average Earning Assets - YTD	$5,414,356	$4,957,440

Century Bancorp, Inc. and Subsidiaries

Consolidated Selected Key Financial Information (unaudited)

(in thousands, except share data)

	June 30,	June 30,
	2020	2019
Performance Measures:
Earnings per average Class A share, diluted, quarter	$1.81	$1.70
Earnings per average Class A share, diluted, year-to-date	$3.54	$3.39
Return on average assets, year-to-date	0.70%	0.74%
Return on average stockholders’ equity, year-to-date	11.60%	12.32%
Net interest margin (taxable equivalent), quarter	1.97%	2.06%
Net interest margin (taxable equivalent), year-to-date	2.04%	2.09%
Efficiency ratio, Non-GAAP (1)	55.7%	59.8%
Book value per share	$63.26	$57.28
Tangible book value per share - Non-GAAP (1)	$62.77	$56.79
Capital / assets	5.92%	6.13%
Tangible capital / tangible assets - Non-GAAP (1)	5.88%	6.08%
Common Share Data:
Average Class A shares outstanding, diluted, quarter and year-to-date	5,567,909	5,567,909
Shares outstanding Class A	3,652,469	3,620,449
Shares outstanding Class B	1,915,440	1,947,460

Total shares outstanding at period end	5,567,909	5,567,909

Asset Quality and Other Data:
Allowance for loan losses / loans	1.16%	1.26%
Nonaccrual loans	$1,538	$2,899
Nonperforming assets	$1,538	$4,999
Loans 90 days past due and still accruing	$—	$—
Accruing troubled debt restructures	$2,271	$2,520
Net charge-offs (recoveries), quarter	$(156)	$98
Leverage ratio	6.92%	7.07%
Common equity tier 1 risk weighted capital ratio	11.66%	11.79%
Tier 1 risk weighted capital ratio	12.76%	13.03%
Total risk weighted capital ratio	13.77%	14.06%
Total risk weighted assets	$3,196,338	$2,813,302

(1) Non-GAAP Financial Measures are reconciled in the following tables:

Calculation of Efficiency ratio:
Total operating expenses(numerator)	$35,215	$36,296

Net interest income	$51,019	$46,688
Total other operating income	8,351	9,424
Tax equivalent adjustment	3,904	4,576

Total income(denominator)	$63,274	$60,688

Efficiency ratio - Non-GAAP	55.7%	59.8%

Calculation of tangible book value per share:
Total stockholders’ equity	$352,202	$318,937
Less: goodwill	2,714	2,714

Tangible stockholders’ equity(numerator)	$349,488	$316,223

Total shares outstanding at period end(denominator)	5,567,909	5,567,909
Tangible book value per share - Non-GAAP	$62.77	$56.79

Book value per share - GAAP	$63.26	$57.28

Calculation of tangible capital / tangible assets:
Total stockholders’ equity	$352,202	$318,937
Less: goodwill	2,714	2,714

Tangible stockholders’ equity(numerator)	$349,488	$316,223

Total assets	$5,946,994	$5,200,501
Less: goodwill	2,714	2,714

Tangible assets(denominator)	$5,944,280	$5,197,787

Tangible capital / tangible assets - Non-GAAP	5.88%	6.08%

Capital / assets - GAAP	5.92%	6.13%